UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) November 17, 2004

MedCath Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-33009	56-2248952

(Commission File Number)	(IRS Employer Identification No.)

10720 Sikes Place, Suite 300	28277

(Address of Principal Executive Offices)	(Zip Code)

(704)708-6600

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

                    Charles R. Slaton Appointed President

Effective November 17, 2004, Charles R. Slaton was appointed President of MedCath Corporation (“MedCath”). Mr. Slaton joined MedCath in September 2003 as Executive Vice President and Chief Operating Officer. He will retain the title of Chief Operating Officer. MedCath’s former President, John T. Casey, will continue as Chief Executive Officer and Chairman.

Prior to joining MedCath, Mr. Slaton was a senior manager for nine years at Tenet Healthcare Corporation (“Tenant”), where he most recently served as senior vice president, with financial and operational responsibilities for 15 acute and rehabilitation hospitals in Texas. Before joining Tenet, Mr. Slaton was part of an executive management team turnaround of Santa Rosa Memorial Hospital in Santa Rosa, California. He began his career as vice president of imaging and surgery centers for Saint Mary’s Hospital in Lubbock, Texas. Mr. Slaton received undergraduate and masters degrees in business administration from Texas Tech University.

MedCath entered into an employment agreement with Mr. Slaton on September 3, 2003. The agreement provides for an initial term of five years and will automatically renew for one additional year unless terminated by either party. Mr. Slaton’s employment agreement provided for an initial base salary that is subject to annual adjustment by the board of directors. His current annual base salary under the agreement is $420,000. In addition to a base salary, Mr. Slaton is eligible for an annual cash bonus tied to either (i) earnings per share, as adjusted for extraordinary or nonrecurring items (“EPS”), and the annual EPS target established by the compensation committee of the board of directors for that year or (ii) such other applicable performance targets as are established by the committee. At the end of each fiscal year, Mr. Slaton will be paid a target bonus based upon the following formula:

•	if the Company’s actual performance results equal 80% of the target or greater (the “Bonus Growth Percentage”), then Mr. Slaton’s target bonus will be the Bonus Growth Percentage multiplied by 50% of his base salary for the fiscal year, subject to a maximum Bonus Growth Percentage of 200%, or 100% of Mr. Slaton’s base salary; and

•	if the Bonus Growth Percentage is less than 80%, no bonus will be paid.

If MedCath terminates Mr. Slaton’s employment without cause or if Mr. Slaton terminates his employment for “good reason,” he will be entitled to receive severance payments equal to two times his annual base salary at the time of termination payable over 12 months and a lump sum cash payment for any accrued but not yet paid vacation, compensation and expense reimbursements. Mr. Slaton will also be entitled to continued coverage under MedCath’s medical,

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disability, and life insurance plans in accordance with the respective terms thereof at MedCath’s expense until the earlier of two years from the date of termination or until he is covered by comparable benefit plans of another employer. If MedCath terminates Mr. Slaton’s employment with cause or if he terminates his employment without “good reason,” he is only entitled to a lump sum cash payment for any accrued but not yet paid vacation, compensation, and expense reimbursements. The agreement also contains non-competition and employee non-solicitation provisions covering a period of 12 months following termination of his employment.

                    Thomas K. Hearn III Appointed Chief Development Officer

Effective November 17, 2004, Thomas K. Hearn III was appointed Chief Development Officer of MedCath. He will retain the title of President of the Company’s Diagnostics Division, a position he has held since November 1995.

From August 1993 to November 1995, Mr. Hearn served as president of Decision Support Systems, Inc., a healthcare software and consulting firm that he co-founded. He was employed from 1987 to 1993 by the Charlotte Mecklenburg Hospital Authority, a large multi-hospital system, where he served as vice president of administration and administrator of the Carolinas Heart Institute. From 1985 to 1987, Mr. Hearn developed managed care products for Voluntary Hospitals of America, a consortium of not-for-profit hospitals. Mr. Hearn received an undergraduate degree from the College of William and Mary, and masters degrees in public health and business administration from the University of Alabama at Birmingham.

MedCath entered into an employment agreement with Mr. Hearn on December 3, 1999 and amended it on December 21, 2001. The agreement provides for a base salary that is subject to annual adjustment at the discretion of the Company, and participation in an annual discretionary bonus plan. His current annual base salary under the agreement is $280,000. Mr. Hearn’s agreement also provides for severance arrangements if his employment is terminated without cause. If MedCath terminates Mr. Hearn’s employment without cause, he will be entitled to receive an amount equal to his annual base salary at the time of termination payable over 12 months, except in the case of a termination in connection with a change of control (as defined in the agreement), which will entitle Mr. Hearn to payment equal to two times his annual base salary payable over the same period. Mr. Hearn’s severance payments will be discontinued if he secures other substantially full-time employment or earns, on a monthly basis, at least 75% of the amount of his final monthly salary at any time during the 12 month post-termination period. The agreement also contains non-competition and employee non-solicitation provisions covering a period of 18 months and 12 months, respectively, following termination of his employment.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDCATH CORPORATION
Date: November 23, 2004	By:	/s/ James E. Harris
James E. Harris Executive Vice President and
Chief Financial Officer

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